UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549

                              FORM 10-Q


           QUARTERLY REPORT UNDER SECTION 13 OR 15 (d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

FOR QUARTER ENDED DECEMBER 31, 1999            Commission File Number 0-10248



                           FONAR CORPORATION
--------------------------------------------------------------------------
        (Exact name of registrant as specified in its charter)



             DELAWARE                             11-2464137
--------------------------------       ------------------------------------
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)



110 Marcus Drive     Melville, New York              11747
------------------------------------------------------------------------
(Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code:     (516)  694-2929
                                                      ------------------


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO ---- ----


Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the close of the period covered by this report.


            Class                        Outstanding at December 31, 1999
--------------------------------       ---------------------------------------
Common Stock, par value $.0001                         55,712,793
Class B Common Stock, par value $.0001                      5,211
Class C Common Stock, par value $.0001                  9,562,824
Class A Preferred Stock, par value $.0001               7,836,286

FONAR CORPORATION AND SUBSIDIARIES
INDEX







PART I - FINANCIAL INFORMATION                                  PAGE



Item 1.  Financial Statements

   Condensed Consolidated Balance Sheets - December 31, 1999
     and June 30, 1999                                            3

   Condensed Consolidated Statements of Operations for
     the Three Months Ended December 31, 1999 and
     December 31, 1998                                            5

   Condensed Consolidated Statements of Operations for
     the Six Months Ended December 31, 1999 and
     December 31, 1998                                            6

   Condensed Consolidated Statements of Cash Flows for
     the Six Months Ended December 31, 1999 and
     December 31, 1998                                            7

   Condensed Consolidated Statements of Comprehensive
     Income (Loss) for the Six Months Ended December 31, 1999
     and December 31, 1998                                        8


   Notes to Condensed Consolidated Financial Statements           9



Item 2. Management's Discussion and Analysis of Financial        22
        Condition and Results of Operations


PART II - OTHER INFORMATION                                      25

FONAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(000's OMITTED)

ASSETS                                               December 31,   June 30,
                                                         1999         1999
                                                      (UNAUDITED)
Current Assets:                                        ---------    -------
  Cash and cash equivalents                              $ 7,074    $15,176

  Marketable securities                                   19,390     20,198

  Accounts receivable - net                               15,776     13,937

  Costs and estimated earnings in excess
    of billings on uncompleted contracts                     493      1,463

  Inventories                                              3,431      4,238

  Prepaid expenses and other current assets                  489        701
                                                          ------     ------
        Total current assets                              46,653     55,713
                                                          ------     ------

Restricted cash                                            5,000      5,000

Property and equipment - net                              11,272     11,442

Advances and notes to affiliates and related parties- net  1,261      1,435

Costs and estimated earnings in excess
    of billings on uncompleted contracts-long term           573          -

Notes receivable - net                                         6         25

Excess of cost over net assets of businesses acquired-net 22,266     22,876

Other intangible assets - net                                768        889

Other assets                                                 271        268
                                                        --------   --------
                                                        $ 88,070   $ 97,648
                                                        ========   ========













  See accompanying notes to consolidated financial statements (unaudited).

FONAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(000's OMITTED)
                                                     December 31,   June 30,
LIABILITIES AND STOCKHOLDERS' EQUITY                     1999         1999
                                                      (UNAUDITED)
Current Liabilities:                                  ----------   --------
  Current portion of debt and capital leases             $ 3,849    $ 4,474
  Accounts payable                                         1,664      2,402
  Other current liabilities                                8,966      9,921
  Customer advances                                          103         96
  Billings in excess of costs and estimated
    earnings on uncompleted contracts                          -          -
  Income taxes payable                                       938        957
                                                          ------     ------
      Total current liabilities                           15,520     17,850

Long-term debt and capital lease obligations
   less current portion                                   18,306     20,348
Other non-current liabilities                                250        131
                                                          ------     ------
      Total liabilities                                   34,076     38,329
                                                          ------     ------
Minority interest                                             27         15
                                                          ------     ------
Commitments and contingencies                                  -          -

STOCKHOLDERS' EQUITY

Common Stock $.0001 par value; 60,000,000
shares authorized; 55,712,793 issued and outstanding
at December 31 and 53,793,042 at June 30, 1999                 5          5

Class B Common Stock $ .0001 par value; 4,000,000
shares authorized, (10 votes per share), 5,211 issued
and outstanding at December 31 and at June 30, 1999            -          -

Class C Common Stock $.0001 par value; 10,000,000 shares
authorized, (25 votes per share), 9,562,824 issued
and outstanding at December 31 and at June 30, 1999            1          1

Class A non-voting Preferred Stock $.0001 par value;
8,000,000 authorized, 7,836,286 issued and outstanding
at December 31 and at June 30, 1999                            1          1

Paid-in capital in excess of par value                    96,100     95,386
Accumulated other comprehensive income                   (   324)   (   203)
Accumulated deficit                                      (39,868)   (33,861)
Notes receivable - stockholders                          ( 1,059)   ( 1,226)
Unearned compensation                                    (   218)   (   207)
Treasury stock - 270,864 shares of common stock
  at December 31 and 205,864 at June 30, 1999            (   671)   (   592)
                                                         -------    -------
      Total stockholders' equity                          53,967     59,304
                                                         -------    -------
      Total liabilities and stockholders' equity        $ 88,070   $ 97,648
                                                         =======    =======
    See accompanying notes to consolidated financial statements (unaudited).

FONAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(000's OMITTED, except per share data)
                                                  FOR THE THREE MONTHS ENDED
                                                          DECEMBER 31,
                                                     ---------------------
                                                       1999         1998
REVENUES                                             --------     --------
  Product sales - net                                $   832      $   602
  Service and repair fees - net                          493          572
  Scanning and management fees - net                   8,176        7,962
                                                     --------     --------
     Total Revenues - Net                              9,501        9,136
                                                     --------     --------
COSTS OF REVENUES:
  Cost of product sales                                1,191        1,316
  Cost of service and repair fees                        881          615
  Cost of scanning and management fees - net           5,796        5,340
  Research and development expenses                    1,453        1,589
  Selling, general and administrative expenses         4,089        3,670
  Provision for bad debt                                   -            -
  Compensatory element of stock issuances                111            -
  Amortization of excess of cost over assets acquired    305          314
                                                     --------     --------
     Total Costs and Expenses                         13,826       12,844
                                                     --------     --------
Loss From Operations                                 ( 4,325)     ( 3,708)

Interest Expense                                     (   392)     (   461)

Investment Income - net                                  533          283

Gain on sale of subsidiary                             1,022            -

Other income-principally gain on litigation awards       559        1,501
                                                      ------      -------
Loss before provision for taxes and
 minority interest                                   ( 2,603)     ( 2,385)

Provision for income taxes                                 6            1
                                                      -------      -------
Loss before minority interest                        ( 2,609)     ( 2,386)

Minority interest in net (income) loss
 of subsidiary and partnership                       (    55)     (    92)
                                                      -------      -------
NET LOSS                                            $( 2,664)    $( 2,478)
                                                      =======      =======


Basic and diluted Net Loss per share                  $(.04)      $(.04)
                                                      ======      ======

Weighted average number of shares outstanding         66,471      63,871
                                                      ======      ======

See accompanying notes to consolidated financial statements (unaudited).

FONAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(000's OMITTED, except per share data)
                                                   FOR THE SIX MONTHS ENDED
                                                          DECEMBER 31,
                                                     ---------------------
                                                       1999         1998
REVENUES                                             --------     --------
  Product sales - net                                $ 1,810      $ 1,096
  Service and repair fees - net                          837        1,141
  Scanning and management fees - net                  16,502       14,435
                                                     --------     --------
     Total Revenues - Net                             19,149       16,672
                                                     --------     --------
COSTS OF REVENUES:
  Cost of product sales                                2,433        2,171
  Cost of service and repair fees                      1,788        1,136
  Cost of scanning and management fees - net          11,329        9,840
  Research and development expenses                    3,015        3,204
  Selling, general and administrative expenses         7,515        6,786
  Provision for bad debt                                   -            -
  Compensatory element of stock issuances                230            -
  Amortization of excess of cost over assets acquired    609          539
                                                     --------     --------
     Total Costs and Expenses                         26,919       23,676
                                                     --------     --------
Loss From Operations                                 ( 7,770)     ( 7,004)

Interest Expense                                     (   993)     (   768)

Investment Income - net                                1,089        1,061

Gain on sale of subsidiary                             1,022            -

Other income-principally gain on litigation awards       775        1,509
                                                      ------      -------
Loss before provision for taxes and
 minority interest                                   ( 5,877)     ( 5,202)

Provision for income taxes                                11            1
                                                      -------      -------
Loss before minority interest                        ( 5,888)     ( 5,203)

Minority interest in net (income) loss
 of subsidiary and partnership                       (   119)     (   118)
                                                      -------      -------
NET LOSS                                            $( 6,007)    $( 5,321)
                                                      =======      =======


Basic and diluted Net Loss per share                  $(.09)       $(.08)
                                                      ======       ======

Weighted average number of shares outstanding         66,471       63,871
                                                      ======       ======

See accompanying notes to consolidated financial statements (unaudited).

FONAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(000'S OMITTED)

                                                   FOR THE SIX MONTHS ENDED
                                                            DECEMBER 31,
                                                         -----------------
                                                          1999       1998
                                                         ------     ------
Cash Flows from Operating Activities
 Net Loss                                              $( 6,007)  $( 5,321)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
    Minority interest in net income (loss)                  119        118
    Depreciation and amortization                         2,100      2,157
    Imputed interest on deferred payment obligation         210        147
    Provision for losses on accounts and notes
      receivable and accounts receivable from affiliates      -          -
    Gain on sale of subsidiary                          ( 1,022)
    Compensatory and fee element of stock issuances         230          -
    Stock issued in settlement of current liabilities       293         74
    (Increase) decrease in operating assets, net:
       Accounts and notes receivable                    ( 1,908)   ( 1,708)
       Costs and estimated earnings in excess of
         billings on uncompleted contracts                  397        262
       Inventories                                          807    (   944)
       Prepaid expenses and other current assets            212    (   759)
       Other assets                                     (     3)   (   157)
       Receivables and advances to affiliates and
         related parties                                    174        119
    Increase (decrease) in operating liabilities, net:
       Accounts payable                                 (   623)   (   364)
       Other current liabilities                        (   354)   (   818)
       Customer advances                                      7    (   382)
       Billings in excess of costs and estimated
         earnings on uncompleted contracts                    -    (    31)
       Other liabilities                                      4         10
                                                         ------     ------
Net cash provided by (used in) operating activities     ( 5,364)   ( 7,597)
                                                         ------     ------

Cash Flows from Investing Activities:
  Investment (reduction) in marketable securities           808      1,076
  Acquisitions, net of cash acquired                          -    ( 2,000)
  Purchases of property and equipment - net             ( 1,199)   ( 2,242)
  Cost of capitalized software development
    and patents                                               -          -
                                                         ------     ------
Net cash used in investing activities                   (   391)   ( 3,166)
                                                         ------     ------






See accompanying notes to consolidated financial statements (unaudited).

FONAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(000'S OMITTED)

                                                   FOR THE SIX MONTHS ENDED
                                                            DECEMBER 31,
                                                         -----------------
                                                          1999       1998
                                                         ------     ------
 Cash Flows from Financing Activities:
  Distribution to minority interest                     (   166)   (   185)
  Repayment of borrowings and capital
    lease obligations                                   ( 2,102)   (   920)
  Dividends paid                                              -    ( 2,649)
  Purchase of treasury stock                            (    79)   (   197)
                                                         ------     ------
  Net cash used by financing activities                 ( 2,347)   ( 3,951)
                                                         ------     ------

Increase (Decrease) in Cash                             ( 8,102)   (14,714)

Cash at beginning of period                              15,176     41,751
                                                         ------     ------
Cash at end of period                                   $ 7,074    $27,037
                                                         ======     ======

See accompanying notes to consolidated financial statements (unaudited).


FONAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(000'S OMITTED)

                                                    FOR THE SIX MONTHS ENDED
                                                            DECEMBER 31,
                                                         -----------------
                                                          1999       1998
                                                         ------     ------
Net loss                                                $(6,007)   $(5,321)

Other comprehensive income, net of tax:
    Unrealized gains (losses) on securities,
      net of tax                                         (  121)        33
                                                         -------    -------
Total comprehensive loss                                $(6,128)   $(5,288)
                                                         =======    =======









See accompanying notes to consolidated financial statements (unaudited).

                        FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                                   (UNAUDITED)
NOTE 1  - DESCRIPTION OF BUSINESS

     FONAR Corporation (the "Company" or "FONAR") is a Delaware corporation which was incorporated on July 17, 1978. FONAR is engaged in the research, development, production and marketing of medical scanning equipment which uses principles of Magnetic Resonance Imaging ("MRI") for the detection and diagnosis of human diseases. In addition to deriving revenues from the direct sale of MRI equipment, revenue is also generated from its installed base of customers through its service and upgrade programs.

     Health Management Corporation of America ("HMCA") was organized by the Company in March 1997 as a wholly-owned subsidiary in order to enable the Company to expand into the business of providing comprehensive management services to physician practices and other medical providers, including diagnostic imaging centers and ancillary services. The services provided by the Company include development, administration, leasing of office space, facilities and medical equipment, provision of supplies, staffing and supervision of non-medical personnel, legal services, accounting, billing and collection and the development and implementation of practice growth and marketing strategies.

     HMCA entered the physician and diagnostic management services business through the consummation of two acquisitions, effective June 30, 1997, two acquisitions which were consummated during fiscal 1998 and one acquisition consummated in August of 1998. The acquired companies in all cases were actively engaged in the business of managing medical providers. The medical providers are diagnostic imaging centers, principally MRI scanning centers, multi-specialty practices and primary care practices.

NOTE 2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the accounts of FONAR Corporation, its majority and wholly-owned subsidiaries/ partnerships and its proportionate share in the accounts of all joint ventures. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates
     ----------------

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The most significant estimates relate to contractual and other allowances, income taxes, contingencies and the useful lives of equipment. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates. Actual results could differ from those estimates.

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1999
                                   (UNAUDITED)

NOTE 2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Investment in Marketable Securities
     -----------------------------------

     The Company accounts for its investments using Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in debt and Equity Securities" ("SFAS No. 115"). This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market value gains and losses are charged to earnings if the securities are traded for short-term profit. Otherwise, such unrealized gains and losses are charged or credited to comprehensive income.

     Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. At December 31, 1999, all securities covered by SFAS No. 115 were designated as available for sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported in comprehensive income. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the Consolidated Statement of Operations.

     Inventories
     -----------

     Inventories consist of purchased parts, components and supplies, as well as work-in-process, and are stated at the lower of cost (materials, labor and overhead determined on the first-in, first-out method) or market.

     Investments in Joint Ventures and Limited Partnerships
     ------------------------------------------------------

     The minority interests in the equity of consolidated joint ventures and limited partnerships, which are not material, are reflected in the accompanying consolidated financial statements. Investments by the Company in joint ventures and limited partnerships over which the Company can exercise significant influence but does not control are accounted for using the equity method.

     The Company suspends recognition of its share of joint ventures losses in entities in which it holds a minority interest when its investment is reduced to zero. The Company does not provide for additional losses unless, as a partner or joint venturer, the Company has guaranteed obligations of the joint venture or limited partnership.

     Property and Equipment
     ----------------------

     Property and equipment procured in the normal course of business is stated at cost. Property and equipment purchased in connection with an acquisition is stated at its estimated fair value, generally based on an appraisal. Property and equipment is being depreciated for financial

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1999
                                   (UNAUDITED)

NOTE 2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


accounting purposes using the straight-line method over the shorter of their estimated useful lives, generally five to seven years, or the term of a capital lease, if applicable. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

     Excess of Cost Over Net Assets of Businesses Acquired
     -----------------------------------------------------

     The excess of the purchase price over the fair market value of net assets of businesses acquired is being amortized using the straight-line method over 20 years.

    Other Intangible Assets
    -----------------------
    1) Capitalized Software Development Costs

     Certain software development costs incurred subsequent to the establishment of the software's technological feasibility and completion of the research and development on the product hardware, in which it is to be used, are required to be capitalized. Capitalization ceases when the product is available for general release to customers, at which time amortization of capitalized costs begins. Amortization is calculated on the straight-line basis over 5 years.

     2) Patents and Copyrights Amortization is calculated on the straight-line basis over 17 years.

     Long-Lived Assets
     -----------------

     The Company periodically assesses the recoverability of long-lived assets, including property and equipment, intangibles and excess of cost over net assets of businesses acquired, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

     Revenue Recognition
     -------------------

     Revenue  on  sales  contracts  for  scanners  is  recognized   under  the
percentage-of-completion method. The Company manufactures its scanners

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1999
                                   (UNAUDITED)

NOTE 2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


under specific contracts that provide for progress payments. Production and installation take approximately six months. The percentage of completion is determined by the ratio of costs incurred to date on completed sub-assemblies to the total estimated cost for each scanner.

     Contract costs include material, direct labor and overhead. Provisions for estimated losses on uncompleted contracts, if any, are made in the period in which such losses are determined. The asset, "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts", represents billings in excess of revenues recognized.

     Revenue on scanner service contracts are recognized on the straight-line method over the related contract period, usually one year.

     Revenue from sales of other items are recognized upon shipment.

     Revenue under management and lease contracts is recognized based upon contractual agreements for management services rendered by the Company and leases of medical equipment under various long-term agreements with related medical providers (the "PC's"), commencing July 1, 1997. The PC's are primarily owned by Raymond V. Damadian, M.D., President and Chairman of the Board of FONAR. The Company's agreements with the PC's stipulate fees for services rendered and equipment leased, are primarily calculated on activity based efforts at pre-determined rates per unit of activity. All fees are re-negotiable at the anniversary of the agreements and each year thereafter.

     Research and Development Costs
     ------------------------------

     Research and development costs are charged to expense as incurred. The costs of materials and equipment that are acquired or constructed for research and development activities, and have alternative future uses (either in research and development, marketing or production), are classified as property and equipment and depreciated over their estimated useful lives. Certain software development costs are capitalized. See property and equipment and intangible assets (capitalized software development costs) sections of this note.

     Advertising Costs
     -----------------
     Advertising costs are expensed as incurred.

     Income Taxes
     ------------

     Deferred  tax  liabilities  and  assets  are  determined   based  on  the
difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1999
                                   (UNAUDITED)

NOTE 2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


which the differences are expected to reverse.

     Product Warranty
     ----------------

     The  Company  provides  currently  for the  estimated  cost to  repair or
replace  products  under  warranty   provisions  in  effect  at  the  time  of
installation (generally for one year).

     Customer Advances
     -----------------

     Cash advances and progress payments received on sales orders are reflected as customer advances until such time as revenue recognition begins.

     Per Share Data
     --------------

     Net income (loss) per common and common equivalent share has been computed based on the weighted average number of common shares and common stock equivalents outstanding during the year. No effect has been given to options outstanding under the Company's Stock Option Plans as no material dilutive effect would result from the exercise of these items.

     During fiscal 1998, the Company retroactively adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), which requires companies to present basic earnings per share and diluted earnings per share. No adjustments were required as a result of this adoption.

     Cash and Cash Equivalents
     -------------------------

     The Company considers all short-term highly liquid investments with a maturity of three months or less when purchased to be cash or cash equivalents. At December 31, 1999, the Company had cash deposits of approximately $6.8 million in excess of federally insured limits.

     Restricted Cash
     ---------------

     At December 31, 1999, $5,000,000 of cash was pledged as collateral on an outstanding bank loan and was classified as restricted cash on the balance sheet.

     Concentration of Credit Risk
     ----------------------------

     Financial   instruments,   which  potentially   subject  the  Company  to
concentrations of credit risk, are primarily cash, trade accounts receivable, notes receivable, investment in sales-type leases and

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1999
                                   (UNAUDITED)

NOTE 2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


investments, advances and notes to affiliates and related parties. Ongoing credit evaluations of customers' financial condition are performed. The Company generally retains title to the MRI scanners that it sells until the scanners have been paid in full. The Company's customers are concentrated in the industry of providing MRI scanning services.


     Fair Value of Financial Instruments
     -----------------------------------

     The financial statements include various estimated fair value information at December 31, 1999 and June 30, 1999, as required by Statement of Financial Accounting Standards 107, "Disclosures about Fair Value of Financial Instruments". Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and cash equivalents: The carrying amount approximates fair value because of the short-term maturity of those instruments.

     Accounts   receivable  and  accounts   payable:   The  carrying   amounts
approximate fair value because of the short maturity of those instruments.

     Investment in sales-type leases and investments, advances and notes to affiliates and related parties. The carrying amount approximates fair value because the discounted present value of the cash flow generated by the related parties approximates the carrying value of the amounts due to the Company.

     Long-term debt and loans payable: The carrying amounts of debt and loans payable approximate fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available to the Company.

     All of the Company's financial instruments are held for purposes other than trading.

     Stock-Based Compensation
     ------------------------

     Effective for fiscal year 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide proforma net income and proforma earnings per share disclosures

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1999
                                   (UNAUDITED)

NOTE 2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


for employee stock option grants made during the year and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the proforma disclosure provisions of SFAS No. 123.

     Comprehensive Income
     --------------------

     In November 1997, Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), was issued which establishes standards for reporting and displaying comprehensive income in a full set of financial statements. SFAS No. 130 defines comprehensive income as changes in equity of a business enterprise during the periods presented, except for transactions resulting from investments by an owner and distribution to an owner. SFAS No. 130 does not require a company to present a statement of comprehensive income if no items are present. The Company adopted SFAS No. 130 during fiscal 1998.

     New Pronouncements
     ------------------

     Effective July 1, 1998 the Company adopted the provisions of SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which revises the accounting for software development costs and requires the capitalization of certain costs. No adjustments were required as a result of this adoption.

     Reclassifications
     -----------------

     Certain prior year balances have been reclassified to conform with the current year presentation.


NOTE 3  -  ACQUISITIONS

     Dynamic Health Care Management, Inc.
     ------------------------------------

     On August 20, 1998, the Company's physician and diagnostic management subsidiary, HMCA, consummated the acquisition of the common stock of Dynamic Health Care Management, Inc. ("Dynamic"), a New York corporation, which manages three physician practices on Long Island, New York. The practices consist of internal medicine, physiatry and physical rehabilitation.

     Pursuant to the Dynamic agreements, HMCA acquired all of the common stock of Dynamic for $2,000,000 in cash, a note payable for $1,265,000 bearing interest at 7.5% per annum, payable in sixty monthly installments, commencing one month following the closing date, a note payable for

                       FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1999
                                   (UNAUDITED)

NOTE 3  - ACQUISITIONS (Continued)


$2,870,000 bearing interest at 7.5% per annum payable in three annual installments of principal and interest commencing one year after the closing date, and convertible notes face amount of $5,490,000, payable in thirty-six monthly installments of principal and interest, commencing two years after the closing date.

     The promissory notes are collateralized by all of the assets of the acquired operations and are guaranteed by the Company.

     A substantial portion of the convertible notes of $5,490,000 are convertible into shares of HMCA's common stock upon the effectiveness of an Initial Public Offering ("IPO") of HMCA's securities providing the IPO is consummated within two years of the closing date.

     The acquisition was accounted for as a purchase, under which the purchase price was allocated to the acquired assets and assumed liabilities based upon fair values at the date of the acquisition. The excess of the purchase price over the fair value of the net assets acquired amounted to $8,951,907 and is being amortized on a straight-line basis over 20 years. The accompanying consolidated financial statements include the operations of Dynamic from the date of acquisition, August 20, 1998.


NOTE 4  - MARKETABLE SECURITIES
          ---------------------
The  following is a summary of marketable securities at December 31, 1999:

                                                  (000's omitted)
                                                  ---------------
                                                  Unrealized
                                      Amortized    Holdings     Fair Market
                                         Cost     Gains (Loss)     Value
                                      ---------   -----------   -----------
            U.S. Government
             Obligations              $ 8,885        $  (71)     $ 8,814
            Corporate and government
             agency bonds              10,829          (253)      10,576
            Equity securities
             including
             mutual stock funds          ---           ---          ---
                                      ---------   -----------   -----------
                                      $19,714       $  (324)     $19,390
                                      =========   ===========   ===========

                        FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                                   (UNAUDITED)


NOTE 5  - ACCOUNTS RECEIVABLE, NET
          ------------------------
           Accounts receivable, net is comprised of the following:
                                                  (000's omitted)
                                                  ---------------

                                    December 31, 1999        June 30, 1999
                                    ------------------       -------------

      Receivable from equipment
        sales and service              $ 1,925                $ 1,728
      Receivables assigned from
        related PC's                    17,395                 15,486
      Less: Allowance for
        doubtful accounts
        and contractual
        allowances                      (3,544)                (3,277)
                                       -------                -------

                                       $15,776                $13,937
                                       =======                =======


     The Company's customers are concentrated in the healthcare industry.

     The Company's receivable assigned from the related PC's substantially consists of fees outstanding under management agreements, service contracts and lease agreements with related PC's. Payment of the outstanding fees is based on collection by the PC's of fees from third party medical reimbursement organizations, principally insurance companies and health management organizations.

     Collection by the Company of its accounts receivable may be impaired by the uncollectibility of medical fees from third party payors, particularly insurance carriers covering automobile no-fault and workers compensation claims due to longer payment cycles and rigorous informational requirements. Further, payment of certain of the no-fault receivables are substantially contingent upon the timing of settlement of pending litigation involving the recipient of services and third parties (Letter of Protection or "LOP-type" accounts receivable). Approximately 33% and 25% of the PC's net revenues for the six months ended December 31, 1999 and December 31, 1998, respectively, were derived from no-fault and personal injury protection claims. By their nature, the realization of a substantial portion of these receivables is expected to extend beyond one year from the date the service was rendered. The Company anticipates that a material amount of its accounts receivable will be outstanding for periods in excess of twelve months in the future. The Company considers the aging of its accounts receivable in determining the amount of allowance for doubtful accounts. The Company takes all legally available steps, including legally prescribed arbitrations, to collect its receivables. Credit losses associated with the receivables are provided for in the consolidated financial statements and have historically been within management's expectations.

                        FONAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                                   (UNAUDITED)

NOTE 5  - ACCOUNTS RECEIVABLE, NET (Continued)

     For LOP-type receivables, the Company provides for uncollectible accounts at substantially higher rates than any other revenue source.

     Net revenues from the related PC's accounted for approximately 43% and 14% of the consolidated net revenues for the six months ended December 31, 1999 and 1998, respectively. As of June 30, 1999, the Company had a significant receivable balance from one insurance company, which totaled $1,623,000.


NOTE 6  - INVENTORIES

     Inventories included in the accompanying consolidated balance sheets consist of:

                                            (000's omitted)
                                December 31, 1999      June 30, 1999
 Purchased parts, components
   and supplies                       $2,978               $ 3,678
   Work-in-process                       453                   560
                                      ------               -------
                                      $3,431               $ 4,238
                                      ======               =======

NOTE 7 - SUPPLEMENTAL CASH FLOW INFORMATION

     During the six months ended December 31, 1999 and 1998, the Company paid approximately $822,000 and $150,000 for interest, respectively. During the six months ended December 31, 1999 and 1998, the Company paid approximately $21,000 and $20,000 for income taxes, respectively.

     During the three months ended December 31, 1998, the Company acquired the assets and assumed the liabilities of Dynamic. The transaction had the following non-cash impact on the balance sheet:

                                                    (000,s omitted)
           Accounts receivable                         $  1,900
           Equipment                                         60
           Intangibles                                    8,952
           Accrued Liabilities                              (75)
           Notes payable to sellers                      (8,837)
                                                       ----------
           Net Cash Used For Acquisition               $  2,000
                                                       ==========

                    FONAR CORPORATION AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999
                               (UNAUDITED)

NOTE 8 - GOVERNMENT REGULATIONS

     The healthcare industry is highly regulated by numerous laws, regulations, approvals and licensing requirements at the federal, state and local levels. Regulatory authorities have very broad discretion to interpret and enforce these laws and promulgate corresponding regulation. The Company believes that its operations under agreements pursuant to which it is currently providing services are in material compliance with these laws and regulations. However, there can be no assurance that a court or regulatory authority will not determine that the Company's operations (including arrangements with new or existing clients) violate applicable laws or regulations.

     If the Company's interpretation of the relevant laws and regulations is inaccurate, the Company's business and its prospects could be materially and adversely affected. The following are among the laws and regulations that affect the Company's operations and development activities; corporate practice of medicine; fee splitting; anti-referral laws; anti-kickback laws; certificates of need, regulation of diagnostic imaging; no-fault insurance; worker's compensation; and proposed healthcare reform legislation.


NOTE 9 - LITIGATION

     On August 4, 1998, Beal Bank filed a notice of motion for summary judgment against Melville Magnetic Resonance Imaging, P.C. ("Melville Magnetic") and the Company. The motion for summary judgment seeks to recover $733,855, plus accrued interest of $221,809 for payment of a bank loan executed by Melville Magnetic and guaranteed by the Company. In April 1999, summary judgment was granted against Melville Magnetic and the Company, as a guarantor on the loan. The court's decision is currently under appeal. Included in accrued liabilities at December 31, 1999 is $650,000 related to this judgment.

NOTE 10 - PRO FORMA INFORMATION

     The Company's consolidated financial statements for the six months ended December 31, 1998 do not include the results of operations of Dynamic for the period July 1, 1998 through August 20, 1998. The following summarizes the unaudited pro forma results of operations for the six months ended December 31, 1998, assuming the foregoing acquisition had occurred on June 30, 1998 (in thousands, except per share data):

                                  Six Months Ended
                                  December 31, 1998
                                  -------------------
                                     (Unaudited)
 Revenues, net                     $     17,715
 Loss from operations              $     (7,359)
 Income (loss) before taxes        $     (5,259)
 Fully diluted net income
   (loss) per share                       $(.08)

                    FONAR CORPORATION AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999
                              (UNAUDITED


NOTE 11 - GAIN ON SALE OF SUBSIDIARY

     In October, 1999, the Company sold the stock of its subsidiary, Medical SNI. Medical SNI, based in Haifa, Israel, designs and develops products for the medical imaging and archiving industry. The effects of the sale include the removal of liabilities of approximately $1.2 million and a pre-tax gain of approximately $1.0 million. Fonar has a non-exclusive, perpetual, royalty free worldwide license to use and sublicense the then existing technology.


NOTE 12 - SEGMENT AND RELATED INFORMATION


Export Sales:

     The Company's areas of operations are principally in the United States. The Company had export sales of medical equipment amounting to 0.4% and 6.0% of consolidated net revenues for the six months ended December 31, 1999 and 1998, respectively.

The sales were made principally to the following locations:

                     1999                 1998
                    ------               ------
     Spain           0.4%                 6.0%




     Effective July 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders.

     The Company  operates in two industry  segments -  manufacturing  and the
servicing  of  medical  equipment  and  management  of  physician   practices,
including diagnostic imaging services.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales are market-based. The Company evaluates performance based on income or loss from operations.

     Summarized financial information concerning the Company's reportable segments is shown for the six months ended December 31, 1999 and 1998 in the following table (in thousands):

                   FONAR CORPORATION AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999
                              (UNAUDITED))


NOTE 12 - SEGMENT AND RELATED INFORMATION (continued)

                                                       1999        1998
 Net revenues:                                        -------    -------
   Medical equipment                                $   3,240   $  2,799
   Physician management services                       16,503     14,435
   Intersegment eliminations                          (   594)   (   562)
                                                      -------    -------
      Total                                         $  19,149   $ 16,672
                                                      =======    =======

 Income (loss) from operations:
   Medical equipment                                $  (9,221)  $ (9,153)
   Physician management services                        1,451      2,149
                                                      -------    -------
      Total                                         $  (7,770)  $ (7,004)
                                                      =======    =======
 Depreciation and amortization:
   Medical equipment                                $     966   $    857
   Physician management services                        1,134      1,298
                                                      -------    -------
      Total                                         $   2,100   $  2,155
                                                      =======    =======
 Compensatory element of stock issuances:
   Medical equipment                                $      35   $      -
   Physician management services                          195          -
                                                      -------    -------
      Total                                         $     230   $      -
                                                      =======    =======
 Capital expenditures:
   Medical equipment                                $   1,043   $  1,915
   Physician management services                          156        327
                                                      -------    -------
      Total                                         $   1,199   $  2,242
                                                      =======    =======

                                                 At December 31, At June 30,

                                                       1999         1999
 Identifiable assets:                               -----------  --------
   Medical equipment                                $  46,757   $ 56,311
   Physician management services                       41,313     41,338
                                                      -------    -------
      Total                                         $  88,070   $ 97,649
                                                      =======    =======

Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITIONS AND RESULTS OF OPERATIONS.


     For the fiscal quarter ended December 31, 1999 (second  quarter of fiscal
2000), the Company reported a net loss of $2.7 million on revenues of $9.5 million as compared to a net loss of $2.5 million on revenues of $9.1 million for the second quarter of fiscal 1999.

     For the six months ended December 31, 1999, the Company reported a net loss of $6.0 million on revenues of $19.1 million as compared to a net loss of $5.3 on revenues of $16.7 million for the first six months of fiscal 1999.

     The Company operates in two industry segments: the manufacture and servicing of medical (MRI) equipment, the Company's traditional business which is conducted directly by Fonar and physician and diagnostic management services, which is conducted through Fonar's wholly-owned subsidiary, Health Management Corporation of America ("HMCA").

     HMCA income from operations was approximately $1.5 million for the first half of fiscal 2000 ($537,000 for the second quarter) compared to income of $2.1 million for the first half of fiscal 1999 ($1.3 million for the second quarter of fiscal 1999). The decline in HMCA income was attributable to its operating, selling, general and administrative costs, including start-up costs, relating to the expansion of its business. The results for fiscal 2000 reflected the profitability of HMCA's five acquisitions, Dynamic Health Care Management, Inc. ("Dynamic"), A & A Services, Inc. ("A & A"), Central Health Care Management Services LLC ("Central Health"), Affordable Diagnostics, Inc. and its related companies ("Affordable") and Raymond V. Damadian, M.D. MR Scanning Centers Management Company and two related Florida companies ("RVDC"). Dynamic is a management services organization (MSO) managing multi-specialty physician practices in Nassau and Suffolk Counties in New York, A & A is an MSO managing primary care practices in Queens County and Central Health is a multi-specialty MSO in Yonkers, New York. Affordable was engaged in the business of providing management services, office space, equipment and non-medical personnel to diagnostic imaging centers and a physical rehabilitation center. RVDC was engaged in the business of providing management and other services to diagnostic imaging centers. Results of operations of Dynamic are included from and after August 20, 1998, the closing of the acquisition, and hence the results of operations for HMCA for the first half of fiscal 1999 do not include the results of operations of Dynamic from July 1, 1998 to August 20, 1998.

     The income from operations attributable to HMCA (physician and diagnostic management services) was not sufficient to offset the operating loss from the Company's traditional MRI equipment manufacturing and service business ($9.2 million for the first half of fiscal 2000 and fiscal 1999). Accordingly the Company's consolidated operating loss was $7.8 million for the first half ($4.3 million for the second quarter) of fiscal 2000 as compared to an operating loss of $7.0 million for the first half ($3.7 million for the second quarter) of fiscal 1999.

     The Company's operating loss was offset in part, however, by the gain of approximately $1 million recognized in connection with the sale of its subsidiary, Medical SNI. Medical SNI, based in Haifa, Israel designed and developed medical imaging and archiving products. The Company retains a license to use and sublicense the technology of Medical SNI developed up to the time of the sale.

     The principal reason for the Company's operating losses was low product sales volumes while the Company was focused on the research and development of its new products. Sales revenues attributable to the Company's medical (MRI) equipment business (sales and service) were $3.2 million for the first half of fiscal 2000 ($1.6 million for the second quarter of fiscal 2000) as compared to $2.8 million for the first half of fiscal 1999 ($1.5 million for the second quarter of fiscal 1999). Costs of revenues attributable to the Company's medical equipment business were $4.2 million for the first half of fiscal 2000 ($2.1 million for the second quarter of fiscal 2000) and $3.3 million for the first half of fiscal 1999 ($1.9 million for the second quarter of fiscal
1999).

     The Company's efforts to improve equipment sales volume has been focused on research and development to improve the competitiveness of its products and increasing marketing and sales efforts. Research and development expenditures were $3.0 million for the first half of fiscal 2000 ($1.5 million for the second quarter of fiscal 2000) and $3.2 million for the first half of fiscal 1999 ($1.6 million for the first half of fiscal 1999).

     The Company's QUAD(TM) 7000 and QUAD(TM) 12000 MRI scanners, together with the Company's works-in-progress (the OR-360(TM) MRI, Stand-Up(TM) MRI, Open Sky(TM) MRI and Pinnacle(TM) MRI), are intended to significantly improve the Company's competitive position. The QUAD scanners are highly competitive non-claustrophobic scanners not previously available in the MRI market. At .6 Tesla field strength, the QUAD 12000 magnet is the highest field "Open MRI" in the industry, with the largest patient opening as well. The high field permits the Company's Open MRI to provide the superior image quality traditionally missing in other Open MRI products because of their lower field strengths. In addition, the Company offers a low cost open scanner, the Echo(TM) MRI, operating at .3 Tesla field strength.

     The Company's current "works in progress" are the OR-360(TM) scanner, the Open Sky MRI(TM) scanner and the Stand-Up MRI(TM) scanner. The OR-360 has an enlarged room sized magnet which allows full-fledged surgical teams to perform conventional surgery on the patient inside the magnet. Surgical instruments, needles, catheters, endoscopes and the like can be guided to the malignant lesion by means of the MRI image, and treatment agents may be administered directly and exclusively to the malignant tissue. The Open Sky MRI, similar in design to the OR-360, includes the floor, ceiling and sidewalls of the scanning room as part of the iron frame of the magnet. Unlike the OR-360, the Open Sky MRI is strictly a diagnostic scanner, and does not include the software and features that make the OR-360 suitable as an operating room. The Company's Stand-Up MRI will allow patients to be scanned while standing, sitting, bending or reclining. As a result MRI will be able to be used to show abnormalities and injuries (particularly of the joints and spine) under full weight-bearing conditions. The Pinnacle MRI is a superconducting version of the Company's QUAD 12000 scanner, operating a field strength of 0.6 Tesla. The Pinnacle combines the benefits of the Company's patented iron-frame verticle field magnet with a superconducting driver.

     The Company's seven scanners and works-in-progress scanners (dubbed the "Fonar Seven") represent the largest number of products and widest range of MRI capabilities offered by any manufacturer in the MRI industry. As part of its marketing program, the Company attended the industry's annual trade show, RSNA (Radiological Society of North America) in December 1999, where the "Fonar Seven" were exhibited and enthusiastically received. The Company believes that it is well positioned to take advantage of the "Open MRI" market, as the manufacturer of the only high-field "Open MRI" in the industry.

     In connection with its shift from research and development to sales and marketing, the Company has entered into an agreement with X-Ray Marketing Associates, a national network of independent dealers employing in the aggregate over 700 professional sales representatives. Pursuant to that agreement, X-Ray Marketing Associates has become a distributor for Fonar's line of open MRI scanners.

     The Company expects marked demand for its high-field "Open MRI" scanners since image quality increases as a direct proportion to magnetic field strength. The Company anticipates that the variety of its "Open MRI" products will also serve to maximize the appeal of its product line to a wide variety of users. The Company's new scanners provide improved image quality and high speed imaging at costs that are significantly less than the competition and more in keeping with the medical cost reduction demands being made by our national leaders on behalf of the public. In addition, the Company offers a low cost scanner, the Echo, for particularly cost conscious customers.

     Revenues from foreign product sales were $79,000 (approximately 4% of product sales revenues and 0.4% of all revenues) for the first half of fiscal 2000, against costs of revenues for such sales of $55,000 (approximately 2% of costs of revenues for product sales and 0% of all costs of revenues). This compares to $380,000 in foreign product sales revenues in the first half of fiscal 1999 (approximately 35% of product sales revenues and 2.2% of all revenues) against $752,000 in costs of foreign product sales revenues (approximately 34.6% of costs of revenues for product sales and 3.2% of all costs of revenues) for the first half of fiscal 1999. Revenues from foreign product sales were $79,000 (approximately 9% of product sales revenues and .8% of all revenues) for the second quarter of fiscal 2000, against costs of revenues for such sales of $55,000 (approximately 5% of costs of revenues for product sales and .7% of all costs of revenues). This compares to $74,000 in foreign product sales revenues in the second quarter of fiscal 1999 (approximately 12% of product sales revenues and .8% of all revenues) against $161,000 in costs of foreign product sales revenues (approximately 12% of costs of revenues for product sales and 1.2% of all costs of revenues) for the second quarter of fiscal 1999.

Liquidity and Capital Resources

     Cash and cash equivalents declined from $15.2 million at June 30, 1999 to $7.1 million at December 31, 1999. Principal uses of cash during the first six months of fiscal 2000 included: capital expenditures of $1.2 million, repayment of long-term debt of $2.1 million and $5.4 million to fund the losses for the first six months of fiscal 2000. Cash of approximately $810,000 was provided from the sale of marketable securities.

     Marketable securities approximated $19.4 million as of December 31, 1999 as compared to $20.2 million as of June 30, 1999. From June 30, 1999 to December 31, 1999 the Company reduced its investments in equity securities from approximately $100,000 to $0, reduced its investments in U.S. government obligations from approximately $11.0 million to $8.8 million, and increased its investments in corporate and government agency bonds from $9.1 million to $10.6 million.

     Total liabilities decreased since June 30, 1999 by approximately $4.2 million to approximately $34.1 million at December 31, 1999. The decrease in liabilities from June 30, 1999 is attributable primarily to the retirement of debt in the ordinary course.

     As of December 31, 1999, the Company had no unused credit facilities with banks or financial institutions.

     The Company's business plan currently includes an aggressive program for manufacturing and selling its new line of QUAD scanners and expanding its new physician and diagnostic management services business.

     The Company believes that it has sufficient cash resources and other liquid assets to support of its operations. The Company's subsidiary, HMCA is also exploring both bank financing and the private placement of subordinated debt and/or equity securities.

     The Company has assessed and continues to assess the impact of the Year 2000 Issue (Y2K) on its financial reporting systems and operations. The Year 2000 Issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. The Company has developed a plan to meet this issue. The Company has reviewed all in-house computer based systems. The MIS department has successfully implemented the Y2K plan and all systems were upgraded or replaced with little or no impact on operations. The Company has also reviewed its existing customer base of MRI scanners. The customer service department installed Y2K complaint software on the Company's customers' MRI scanners. The scanners transitioned to the Year 2000 successfully. Costs of addressing these items did not have a material adverse impact on the Company's financial position.



PART II - OTHER INFORMATION

Item 1 - Legal Proceedings:

     There were no material changes in litigation for the first half of fiscal 2000 from that described in Form 10-K for the fiscal year ended June 30, 1999.

Item 2 - Changes in Securities:  None

Item 3 - Defaults Upon Senior Securities:  None

Item 4 - Submission of Matters to a Vote of Security Holders: None

Item 5 - Other Information:  None

Item 6 - Exhibits and Reports on Form 8-K:  None

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  FONAR CORPORATION
                                  (Registrant)



                                  By:  /s/ Raymond V. Damadian
                                  Raymond V. Damadian
                                  President & Chairman


Dated:  February 14, 2000